Exhibit 10.46

FIRST CALIFORNIA BANK

SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is adopted this ____ day of __________, 2006, by and between FIRST CALIFORNIA BANK, a state-chartered commercial bank located in Camarillo, California (the “Company”) and EDMOND SAHAKIAN (the “Executive”). This Agreement shall append the Split Dollar Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive’s life. The Company will pay life insurance premiums from its general assets.

AGREEMENT

The Company and the Executive agree as follows.

ARTICLE 1

General Definitions

The following terms shall have the meanings specified:

1.1 “Change of Control” means the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than seventy-five percent (75%) of the Company’s outstanding voting common stock.

1.2 “Disability” means the Participant suffering a sickness, accident, or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.3 “Insured” means Executive.

1.4 “Insurer” means each life insurance carrier that has a Split Dollar Policy Endorsement attached to this Agreement.

1.5 “Normal Retirement Age” means the Executive’s 65th birthday.

1.6 “Plan Year” means a twelve-month period commencing on the effective date of this Agreement.

1.7 “Policy” means the specific life insurance policy issued by the Insurer.

1.8 “Termination of Employment” means the Executive ceasing to be employed by the Company for any reason whatsoever, other than be reason of an approved leave of absence.

ARTICLE 2

Policy Ownership/Interests

2.1 Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the beneficiary of the remaining death proceeds of the Policy after the interest of the Executive’s assignee has been paid according to Section 2.2 below.

2.2 Executive’s Interest. The Executive or the Executive’s assignee shall have the right to designate the beneficiary of one of the following death benefit amounts:

(a) Pre-Termination Death Benefit. If the Executive was employed by the Company at the time of death, the death benefit shall be $100,000 (One Hundred Thousand Dollars).

(b) Post-Termination Death Benefit. If the Executive was no longer employed by the Company at the time of death, and the Termination of Employment took place (i) within 12 months following a Change of Control, or (ii) on or after Normal Retirement Age, the death benefit shall be 540,000 (Forty Thousand Dollars). However, if the Termination of Employment did not take place (i) within 12 months following a Change of Control, or (ii) on or after Normal Retirement Age, the death benefit shall be determined by multiplying the following vesting percentages by $40,000. (Forty Thousand Dollars):

Plan Year	Vesting Percentage
1	2%
2	4%
3	6%
4	16%
5	26%
6	36%
7	46%
8	64%
9	82%
10+	100%

2.3 Disability.

(a) Except as otherwise provided in paragraph (b) of this Section 2.3, if the Participant’s employment with the Company is terminated because of the Participant’s Disability, the Company shall maintain the Policy in full force and effect and, in no event, shall the Company amend, terminate or otherwise abrogate the Participant’s Interest in the Policy. However, the Company may replace the Policy with a comparable policy to cover the benefit provided under this Plan, and the Company and the Participant shall execute a new Split Dollar Endorsement(s). The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

(b) Notwithstanding the provisions of paragraph (a) of this section 2.3, upon the disabled Participant’s gainful employment with any entity other than the Company, the Company shall have no further obligation to the disabled Participant, and the disabled Participant’s rights pursuant to the Plan shall cease. In the event the disabled Participant’s rights are terminated hereunder and the Company decides to maintain the Policy, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

ARTICLE 3

Premiums

3.1 Premium Payment. The Company shall pay any premiums due on the policy.

3.2 Economic Benefit. The Company shall determine the economic benefit attributable to the Executive based on the amount of the current term rate for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

3.3 Imputed Income. The Company shall impute the economic benefit to the Executive on an annual basis.

ARTICLE 4

Assignment

The Executive may irrevocably assign without consideration all of the Executive’s interests in the policy and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive’s interest in the Policy, then all of the Executive’s interest in the Policy and in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy or in this Agreement.

ARTICLE 5

Insurer

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits, and demands of all entities or persons. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement.

ARTICLE 6

Claims and Review Procedures

6.1 Claims Procedure. Any person or entity who has not received benefits under the Plan that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim. the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Plan on which the denial is based,

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d) An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2 Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and the copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Plan on which the denial is based,

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d) (d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

In the event this Agreement is terminated under this Article 7, the Company shall not sell, surrender or transfer ownership of the Policy without first giving the Executive or the Executive’s transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy.

ARTICLE 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s light to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of California, except to the extent preempted by the laws of the United States of America.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

8.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No lights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.7 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Interpreting the provisions of this Agreement;

(b) Establishing and revising the method of accounting for this Agreement;

(c) Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.8 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE EDMOND SAHAKIAN	COMPANY: FIRST CALIFORNIA BANK By Title

SPLIT DOLLAR POLICY ENDORSEMENT TO

FIRST CALIFORNIA BANK SPLIT DOLLAR AGREEMENT

ATTACHED TO POLICY NUMBER 56612040

ON THE LIFE OF EDMOND SAHAKIAN (INSURED)

The undersigned Owner requests that the above-referenced policy issued by Beneficial Life Insurance Company (“Insurer”) shall provide for the following beneficiary designation and limited contract ownership rights to the Insured:

1. Upon the death of the Insured, proceeds shall be paid in on sum to the Owner, its successors or assigns, to (he extent of its interest in the policy. It is hereby provided that the Insurer may rely solely upon a statement from the Owner as to the amount of proceeds it is entitled to receive under this paragraph.

2. Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the preceding paragraph shall be paid in one sum to

PRIMARY BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER

CONTINGENT BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER

The exclusive right to change the beneficiary for the proceeds payable under (his paragraph, to elect any optional method of settlement for the proceeds paid under this paragraph which are available under the terms of the policy and to assign all rights and interests granted under this paragraph are hereby granted to the Insured. The sole signature of the Insured shall be sufficient to exercise said rights. The Owner retains all contract rights not granted to the Insured under this paragraph.

3. It is agreed by the undersigned that this designation and limited assignment of rights shall be subject in all respects to the contractual terms of the policy.

4. Any payment directed by the Owner under this endorsement shall be a full discharge of the Insurer, and such discharge shall be binding on all parties claiming any interest under the policy.

The undersigned for the Owner is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

This endorsement rescinds and supersedes any/all prior endorsements for this policy. Signed at ______________________ on this ____ of _______, 200__.

EXECUTIVE EDMOND SAHAKIAN	COMPANY: FIRST CALIFORNIA BANK By Title